Exhibit 99.1

Envestnet Reports Second Quarter 2015 Financial Results

Chicago, IL — August 10, 2015 — Envestnet (NYSE: ENV), a leading provider of unified wealth management technology and services to financial advisors, today reported financial results for its second quarter ended June 30, 2015.

Key Financial Metrics	Three Months Ended June 30,		%	Six Months Ended June 30,		%
(in millions except per share data)	2015	2014	Change	2015	2014	Change

Adjusted Revenues(1)	$102.7	$84.8	21%	$199.1	$163.4	22%
Adjusted EBITDA(1)	$17.6	$12.8	37%	$34.4	$24.6	40%
Adjusted Net Income per Share(1)	$0.24	$0.18	33%	$0.46	$0.35	31%

Financial Results for the Second Quarter of 2015 Compared to the Second Quarter of 2014:

•                  Adjusted Revenues(1) increased 21% to $102.7 million for the second quarter of 2015 from $84.8 million for the second quarter of 2014.

•                  Revenues from assets under management (AUM) or assets under administration (AUA) increased 19% to $83.8 million for the second quarter of 2015 from $70.7 million for the second quarter of 2014; total revenues, which include licensing and professional services fees, increased 21% to $102.7 million for the second quarter of 2015 from $84.8 million for the second quarter of 2014.

•                  Adjusted EBITDA(1) increased 37% to $17.6 million for the second quarter of 2015 compared to $12.8 million for the second quarter of 2014.

•                  Adjusted Net Income(1) was $8.9 million, or $0.24 per diluted share, for the second quarter of 2015 compared to $6.6 million, or $0.18 per diluted share, for the second quarter of 2014.

•                  Net income attributable to Envestnet, Inc. was $2.5 million, or $0.07 per diluted share, for the second quarter of 2015 compared to $3.7 million, or $0.10 per diluted share, for the second quarter of 2014.

“Envestnet continues to execute on our platform development strategy, investing in innovative technology solutions which strengthen the engagement between advisors and their end clients.” said Jud Bergman, Chairman and CEO.

“During the second quarter, Envestnet onboarded $46 billion in new assets from conversions, reflecting strong demand for our unified offerings from large institutions and registered investment advisors. We believe Envestnet remains well-positioned to deliver meaningful organic growth, and to accelerate that growth through strategic activity, such as our merger with Yodlee, announced today,” concluded Mr. Bergman

Key Operating Metrics (AUM/A Only) as of and for the Quarter Ended June 30, 2015:

•                  Assets: $257.8 billion, up 23% from June 30, 2014

•                  Accounts: 1,028,201, up 23% from June 30, 2014

•                  Advisors: 29,541, up 18% from June 30, 2014

•                  Gross sales: $22.0 billion, resulting in net flows of $7.0 billion

The following table summarizes the changes in AUM and AUA for the quarter ended June 30, 2015:

	As of 3/31/15	Gross Sales	Redemptions	Net Flows	Market Impact	Reclass to Licensing	As of 6/30/15
	(in millions except account data)
Assets under Management (AUM)	$74,643	$6,665	$(4,629)	$2,036	$(757)	$—	$75,922
Assets under Administration (AUA)	181,239	15,330	(10,352)	4,978	(1,157)	(3,138)	181,922
Total AUM/A	$255,882	$21,995	$(14,981)	$7,014	$(1,914)	$(3,138)	$257,844
Fee-Based Accounts	999,649	86,218	(47,859)	38,359		(9,807)	1,028,201

During the second quarter, the Company added $1.3 billion of conversions included in the above AUM/A gross sales figures, and an additional $44.4 billion of conversions in Licensing.

Review of Second Quarter 2015 Financial Results

Adjusted revenues increased 21% to $102.7 million for the second quarter of 2015 from $84.8 million for the second quarter of 2014. The increase was primarily due to a 19% increase in revenues from AUM or AUA to $83.8 million from $70.7 million in the prior year period. Revenue from Finance Logix, acquired by the Company in May 2015, is included in the second quarter beginning May 6, 2015.

Total operating expenses in the second quarter of 2015 increased 19% to $96.2 million from $80.7 million in the prior year period. Cost of revenues increased 12% to $42.5 million in the second quarter of 2015 from $38.0 million in the second quarter of 2014 due to the increase in revenue from AUM or AUA. Compensation and benefits increased 27% to $32.0 million in the second quarter of 2015 from $25.2 million in the prior year period due to higher personnel cost from Placemark and Finance Logix, as well as higher non-cash compensation expense. General and administration expenses increased 20% to $15.5 million in the second quarter of 2015 from $12.9 million in the prior year period, due partly to the inclusion of Placemark and Finance Logix.

Income from operations was $6.5 million for the second quarter of 2015 compared to $4.2 million for the second quarter of 2014. Net income attributable to Envestnet, Inc. was $2.5 million, or $0.07 per diluted share, for the second quarter of 2015 compared to $3.7 million, or $0.10 per diluted share, for the second quarter of 2014. Adjusted EBITDA(1) in the second quarter of 2015 was $17.6 million, compared to $12.8 million in the prior year period. Adjusted Net Income(1) was $8.9 million, compared to $6.6 million in the second quarter of 2014. Adjusted Net Income Per Share(1) was $0.24, compared to $0.18 in the second quarter of 2014.

At June 30, 2015, the Company had $199 million in cash and cash equivalents, and its revolving credit facility was undrawn with $100 million available.

Conference Call

The Company will host a conference call to discuss second quarter 2015 financial results today at 5:00 p.m. ET. The live webcast can be accessed from the Company’s investor relations website at http://ir.envestnet.com/. The conference call can also be accessed live over the phone by dialing (888) 481-2864, or (719) 325-2187 for international callers. A replay will be available beginning one hour after the call and can be accessed from the Company’s investor relations website, or by dialing (877) 870-5176 or (858) 384-5517 for international callers; the conference ID is 8683272. The dial-in replay will be available for one week and the webcast replay will be available for one month following the date of the conference call.

About Envestnet

Envestnet, Inc. (NYSE: ENV) is a leading provider of unified wealth management technology and services to investment advisors. Our open-architecture platforms unify and fortify the wealth management process, delivering unparalleled flexibility, accuracy, performance, and value. Envestnet solutions enable the transformation of wealth management into a transparent, independent, objective, and fully-aligned standard of care, and empower advisors to deliver better outcomes.

Envestnet | Tamarac’s web-based platform for independent RIAs, Advisor® Xi, deeply unifies portfolio management, modeling, rebalancing, trading, billing, and reporting with a client portal and enterprise-level client relationship management (CRM) system.

For more information about Envestnet | Tamarac’s Advisor Xi, please visit www.envestnet.com/tamarac or follow @TamaracInc

(1) Non-GAAP Financial Measures

“Adjusted revenues” exclude the effect of purchase accounting on the fair value of acquired deferred revenue.  Under GAAP, we record at fair value the acquired deferred revenue for contracts in effect at the time the entities were acquired.  Consequently, revenue related to acquired entities for periods subsequent to the acquisition does not reflect the full amount of revenue that would have been recorded by these entities had they remained stand-alone entities.

“Adjusted EBITDA” represents net income before interest income, interest expense, accretion on contingent consideration, income tax provision, depreciation and amortization, non-cash compensation expense, restructuring charges and transaction costs, fair market value adjustment on contingent consideration, severance, litigation related expense, other income and pre-tax loss attributable to non-controlling interest.

“Adjusted net income” represents net income before non-cash interest expense, accretion on contingent consideration, amortization of acquired intangibles, non-cash compensation expense, restructuring charges and transaction costs, fair-market value adjustment on contingent consideration, severance, litigation related expense, other income, and net loss attributable to non-controlling interest. Reconciling items, excluding non-deductible transaction costs, are tax effected using the income tax rates in effect on the applicable date.

“Adjusted net income per share” represents adjusted net income divided by the diluted number of weighted-average shares outstanding.

See reconciliation of Non-GAAP Financial Measures at the end of this press release. These measures should not be viewed as a substitute for revenues, net income or net income per share determined in accordance with United States generally accepted accounting principles (GAAP).

Cautionary Statement Regarding Forward-Looking Statements

The forward-looking statements made in this press release and its attachments concerning, among other things, Envestnet, Inc.’s (the “Company”) expected financial performance and outlook, its strategic operational plans and growth strategy are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties and the Company’s actual results could differ materially from the results expressed or implied by such forward-looking statements.  Furthermore, reported results should not be considered as an indication of future performance. The potential risks, uncertainties and other factors that could cause actual results to differ from those expressed by the forward-looking statements in this press release include, but are not limited to, difficulty in sustaining rapid revenue growth, which may place significant demands on the Company’s administrative, operational and financial resources, fluctuations in the Company’s revenue, the concentration of nearly all of the Company’s revenues from the delivery of investment solutions and services to clients in the financial advisory industry, the Company’s reliance on a limited number of clients for a material portion of its revenue, the renegotiation of fee percentages or termination of the Company’s services by its clients, the Company’s ability to identify potential acquisition candidates, complete acquisitions, including its acquisition of Yodlee, Inc. (“Yodlee”), and successfully integrate acquired companies, the impact of market and economic conditions on the Company’s revenues, compliance failures, regulatory actions against the Company, the failure to protect the Company’s intellectual property rights, the Company’s inability to successfully execute the conversion of its clients’ assets from their technology platform to the Company’s technology platform in a timely and accurate manner, general economic conditions, changes to the Company’s previously reported financial information as a result of audit, political and regulatory conditions, as well as management’s response to these factors. More information regarding these and other risks, uncertainties and factors is contained in the Company’s filings with the Securities and Exchange Commission (“SEC”) which are available on the SEC’s website at www.sec.gov or the Company’s Investor Relations website at http://ir.envestnet.com/. You are cautioned not to unduly rely on these forward-looking statements, which speak only as of the date of this press release. All information in this press release and its attachments is as of June 30, 2015 and, unless required by law, the Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to report the occurrence of unanticipated events.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. This communication may be deemed to be solicitation material in respect of the proposed transaction between Envestnet and Yodlee. In connection with the proposed transaction, Envestnet intends to file a registration statement on Form S-4, containing a proxy statement of Yodlee with the SEC. The final proxy statement/prospectus will be delivered to the stockholders of Yodlee. This communication is not a substitute for the registration statement, definitive proxy statement/prospectus or any other documents that Envestnet or Yodlee may file with the SEC or send to shareholders in connection with the proposed transaction. SHAREHOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT/PROSPECTUS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Shareholders will be able to obtain copies of the proxy statement/prospectus and other documents filed with the SEC (when available) free of charge at the SEC’s website, http://www.sec.gov. Copies of documents filed with the SEC by Envestnet will be made available free of charge on Envestnet’s website at www.envestnet.com. Copies of documents filed with the SEC by Yodlee will be made available free of charge on Yodlee’s website at www.yodlee.com.

Participants in Solicitation

Envestnet, Yodlee and their respective directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the directors and executive officers of Envestnet is set forth in the proxy statement for Envestnet’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 13, 2015, and Envestnet’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 2, 2015. Information about the directors and executive officers of Yodlee is set forth in the proxy statement for Yodlee’s 2015 Annual Meeting of Stockholders, which was filed with the SEC on April 10, 2015, and Yodlee’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on March 4, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials filed with the SEC. You may obtain free copies of these documents as described above.

Contacts
Investor Relations	Media Relations
investor.relations@envestnet.com	mediarelations@envestnet.com
(312) 827-3940

Envestnet, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$198,927	$209,754
Fees and other receivables, net	29,232	20,345
Deferred tax assets, net	4,635	4,654
Prepaid expenses and other current assets	20,653	7,242
Total current assets	253,447	241,995

Property and equipment, net	18,283	16,629
Internally developed software, net	7,999	7,023
Intangible assets, net	67,911	58,654
Goodwill	126,367	104,976
Deferred tax assets, net	—	565
Other non-current assets	11,621	9,516
Total assets	$485,628	$439,358

Liabilities and Equity
Current liabilities:
Accrued expenses	$48,451	$48,247
Accounts payable	6,402	4,869
Contingent consideration	7,422	6,405
Deferred revenue	7,872	5,159
Total current liabilities	70,147	64,680

Convertible notes	147,627	145,203
Contingent consideration	5,194	7,462
Deferred revenue	11,893	6,954
Deferred rent	4,122	3,588
Lease incentive	5,253	5,550
Deferred tax liabilities, net	224	—
Other non-current liabilities	2,100	2,430
Total liabilities	246,560	235,867

Redeemable units in ERS, LLC	1,500	1,500

Equity:
Stockholders’ equity	237,012	201,435
Non-controlling interest	556	556
Total liabilities and equity	$485,628	$439,358

Envestnet, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues:
Assets under management or administration	$83,819	$70,727	$164,896	$137,808
Licensing and professional services	18,844	14,102	34,221	25,560
Total revenues	102,663	84,829	199,117	163,368

Operating expenses:
Cost of revenues	42,486	37,955	81,181	72,392
Compensation and benefits	31,956	25,157	63,491	48,616
General and administration	15,512	12,936	29,721	25,086
Depreciation and amortization	5,725	4,615	11,058	9,037
Restructuring charges	518	—	518	—
Total operating expenses	96,197	80,663	185,969	155,131

Income from operations	6,466	4,166	13,148	8,237
Other income (expense)	(2,251)	1,839	(4,454)	1,920
Income before income tax provision	4,215	6,005	8,694	10,157

Income tax provision	1,679	2,355	3,647	3,639
Net income	2,536	3,650	5,047	6,518

Add: Net loss attributable to non-controlling interest	—	69	—	195
Net income attributable to Envestnet, Inc.	$2,536	$3,719	$5,047	$6,713

Net income per share attributable to Envestnet, Inc.:
Basic	$0.07	$0.11	$0.14	$0.20
Diluted	$0.07	$0.10	$0.13	$0.18

Weighted average common shares outstanding:
Basic	35,776,125	34,547,277	35,463,623	34,332,759
Diluted	37,654,074	36,805,758	37,504,028	36,726,121

Envestnet, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2015	2014

OPERATING ACTIVITIES:
Net income	$5,047	$6,518
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,058	9,037
Deferred rent and lease incentive	219	1,123
Provision for doubtful accounts	37	—
Deferred income taxes	808	—
Stock-based compensation	6,749	5,767
Excess tax benefits from stock-based compensation	(15,495)	(3,203)
Interest expense	4,697	—
Accretion on contingent consideration	651	824
Fair market value adjustment on contingent consideration	(1,902)	(460)
Changes in operating assets and liabilities, net of acquisitions:
Fees and other receivables	(8,825)	(5,009)
Prepaid expenses and other current assets	2,090	2,455
Other non-current assets	(1,244)	(1,136)
Accrued expenses	(6,323)	(1,559)
Accounts payable	1,439	1,200
Deferred revenue	5,978	2,190
Other non-current liabilities	(330)	144
Net cash provided by operating activities	4,654	17,891

INVESTING ACTIVITIES:
Purchases of property and equipment	(4,912)	(4,841)
Capitalization of internally developed software	(2,208)	(1,651)
Investment in private company	(1,500)	—
Acquisition of businesses, net of cash acquired	(21,712)	—
Net cash used in investing activities	(30,332)	(6,492)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	5,909	1,615
Purchase of treasury stock for stock-based minimum tax withholdings	(6,555)	(1,695)
Excess tax benefits from stock-based compensation	15,495	3,203
Issuance of restricted stock	2	—
Net cash provided by financing activities	14,851	3,123

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,827)	14,522

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	209,754	49,942

CASH AND CASH EQUIVALENTS, END OF PERIOD	$198,927	$64,464

Envestnet, Inc.

Reconciliation of Non-GAAP Financial Measures

(in thousands, except share and per share information)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014

Revenues	$102,663	$84,829	$199,117	$163,368
Deferred revenue fair value adjustment	—	—	—	—
Adjusted revenues	$102,663	$84,829	$199,117	$163,368

Net income	$2,536	$3,650	$5,047	$6,518
Add (deduct):
Interest income	(89)	(14)	(211)	(95)
Interest expense	2,341	—	4,697	—
Accretion on contingent consideration	309	412	651	824
Income tax provision	1,679	2,355	3,647	3,639
Depreciation and amortization	5,725	4,615	11,058	9,037
Non-cash compensation expense	3,330	3,199	6,749	5,767
Restructuring charges and transaction costs	1,539	583	2,969	687
Fair market value adjustment on contingent consideration	(456)	(460)	(1,902)	(460)
Severance expense	262	—	855	4
Litigation related expense	—	17	—	17
Other income	—	(1,825)	—	(1,825)
Pre-tax loss attributable to non-controlling interest	437	296	867	486
Adjusted EBITDA	$17,613	$12,828	$34,427	$24,599

Net income	$2,536	$3,650	$5,047	$6,518
Add (deduct):
Non-cash interest expense	914	—	1,838	—
Accretion on contingent consideration	185	247	390	494
Amortization of acquired intangibles	2,137	1,532	4,020	2,998
Non-cash compensation expense	1,997	1,920	4,049	3,461
Restructuring charges and transaction costs	937	451	1,865	513
Fair market value adjustment on contingent consideration	(273)	(276)	(1,141)	(276)
Severance expense	158	—	513	2
Litigation expense	—	10	—	10
Other income	—	(1,095)	—	(1,095)
Net loss attributable to non-controlling interest	262	177	520	292
Adjusted net income	$8,853	$6,616	$17,101	$12,917

Diluted number of weighted-average shares outstanding	37,654,074	36,805,758	37,504,028	36,726,121

Adjusted net income per share	$0.24	$0.18	$0.46	$0.35

Note: Adjustments, excluding non-deductible transaction costs, are tax effected using an income tax rate of 40.0% for 2015 and 2014.

Envestnet, Inc.

Historical Assets, Accounts and Advisors

(in millions, except account and advisor data)

(unaudited)

	As of
	June 30,	September 30,	December 31,	March 31,	June 30,
	2014	2014	2014	2015	2015
	(in millions, except accounts and advisor data)
Platform Assets
Assets Under Management (AUM)	$53,063	$54,935	$72,120	$74,643	$75,922
Assets Under Administration (AUA)	156,723	164,639	174,249	181,239	181,922
Subtotal AUM/A	209,786	219,574	246,369	255,882	257,844
Licensing	412,141	448,169	466,982	493,284	534,674
Total Platform Assets	$621,927	$667,743	$713,351	$749,166	$792,518

Platform Accounts
AUM	239,367	255,359	310,351	319,896	332,738
AUA	596,886	642,192	667,274	679,753	695,463
Subtotal AUM/A	836,253	897,551	977,625	999,649	1,028,201
Licensing	1,659,313	1,830,678	1,881,352	1,982,773	2,044,355
Total Platform Accounts	2,495,566	2,728,229	2,858,977	2,982,422	3,072,556

Advisors
AUM/A	24,945	24,887	28,605	29,023	29,541
Licensing	8,583	11,266	11,632	12,306	12,870
Total Advisors	33,528	36,153	40,237	41,329	42,411